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                      SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549-1004


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number  2-7749
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                         COMMONWEALTH ELECTRIC COMPANY
                         -----------------------------
            (Exact name of registrant as specified in its charter)


        800 Boylston Street, Boston, Massachusetts 02199 (617) 424-2000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                     None
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           (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [  ]  Rule 12h-3(b)(1)(i)      [   ]
     Rule 12g-4(a)(1)(ii)    [  ]  Rule 12h-3(b)(1)(ii)     [   ]
     Rule 12g-4(a)(2)(i)     [  ]  Rule 12h-3(b)(2)(i)      [   ]
     Rule 12g-4(a)(2)(ii)    [  ]  Rule 12h-3(b)(2)(ii)     [   ]
                                   Rule 15d-6               [ X ]

              Approximate number of holders of record as of the
                        certification or notice date: 0
                                                      -

Pursuant to the requirements of the Securities Exchange Act of 1934, Commonwealth Electric Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 4, 2000                     By:  /s/ R. J. Weafer Jr.
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                                           Robert J. Weafer, Jr.
                                           Vice President, Controller
                                            and Chief Accounting Officer